Exhibit 10.16

Execution Version

SUPPORT Agreement

This SUPPORT AGREEMENT (this “Agreement”) is made as of December 22, 2025, between Angel Studios, Inc., a Delaware corporation (“Buyer”), and the undersigned (“Key Operator”). Buyer and Key Operator are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Toothy Cow Productions, LLC, a Tennessee limited liability company (the “Company”) is a signatory to this Agreement for the sole purpose of agreeing to the provisions of Sections 3(b) and 3(d)(iii) of this Agreement. Capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Merger Agreement (as defined below).

A.Concurrently with or following the execution of this Agreement, (i) Buyer, (ii) Angel TCP Merger Sub, LLC, a Delaware limited liability company (“Merger Sub” and, together with Buyer the “Buyer Parties”), (iii) the Company, and (iv) Shining Isle Productions, LLC, a Tennessee limited liability company, solely in its capacity as the unitholder representative (“Unitholder Representative”), are entering into an Agreement and Plan of Merger (as it may be amended in accordance with the terms thereof, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Merger Sub continuing as the Surviving Company and as a wholly-owned subsidiary of Buyer.

B.Key Operator owns, beneficially and of record,  the Company Common Units and Company Preferred Units set forth on Annex I to this Agreement (the “Key Operator Units”).

C.As an inducement to and in consideration of Buyer’s willingness to enter into the Merger Agreement, and having reviewed the Merger Agreement and the terms of the proposed Merger, Key Operator has agreed to enter into this Agreement.

D.In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Key Operator, intending to be legally bound, hereby agree as set forth below.

Section 1.Execution of Written Consent; Voting of Key Operator Units.
(a)Promptly following the execution of the Merger Agreement, Key Operator  shall execute and deliver to the Company a written consent, in a form acceptable to the Company, adopting the Merger Agreement and approving the Merger and the transactions contemplated by the Merger Agreement, in accordance with the Delaware Limited Liability Company Act (the “Delaware Act”), the Company Certificate of Organization and the Company Operating Agreement (the “Governing Documents”), which consent will become effective upon delivery thereof.
(b)At any meeting of the members of the Company called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the members of the Company with respect to any of the following matters, Key Operator shall, unless otherwise directed in writing by Buyer, to the extent any Company Units of Key Operator are entitled to vote or give consent with respect to the matters set forth in this Section 1(b):

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(i)appear (in person or by proxy) at any such meeting (or any adjournment or postponement thereof);
(ii)cause all Key Operator Units to be counted at any such meeting as present for purposes of calculating a quorum; and
(iii)cause all Key Operator Units to be voted (A) in favor of approval of the adoption of the Merger Agreement and approval of the Merger and the transactions contemplated by the Merger Agreement if a vote, consent or other approval (including by written consent) with respect to any of the foregoing is sought, (B) in favor of any proposal to adjourn the meeting to solicit additional proxies in favor of the adoption of the Merger Agreement and approval of the Merger and the transactions contemplated by the Merger Agreement if (but only if) there are not sufficient votes to adopt the Merger Agreement on the date on which such meeting is held, (C) against any competing proposal, and (D) against any action, proposal, transaction, or agreement that is expected, or could reasonably be expected, to result in a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement of the Company contained in the Merger Agreement or of Key Operator contained in this Agreement or that is expected, or could reasonably be expected, to prevent, delay, or adversely affect the consummation of the Merger or the satisfaction of Buyer’s or the Company’s conditions to Closing contained in the Merger Agreement.
(c)Any equity interests of the Company that Key Operator acquires after the date of this Agreement, including by reason of the exercise of any options  or any split, dividend or distribution (including any dividend or distribution of securities convertible into Company Units), reorganization, recapitalization, reclassification, combination, exchange of interests, or other similar transaction, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Key Operator Units on the date of this Agreement.
Section 2.Representations and Warranties of Key Operator.  Key Operator represents and warrants to Buyer as follows, as of the date hereof and as of the Closing Date:
(a)Organization and Authorization.  If Key Operator is not a natural person:
(i)Key Operator is validly existing and in good standing under the laws of its jurisdiction of organization.  Key Operator has all requisite corporate, limited partnership, limited liability company, or other legal entity, as applicable, power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance by Key Operator of this Agreement and the consummation by Key Operator of the transactions contemplated by this Agreement have been duly authorized by all necessary action by Key Operator and, if applicable, the holders of its equity interests.  Key Operator has duly executed and delivered this Agreement.
(ii)Assuming the due execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of Key Operator, enforceable against Key Operator in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other applicable Laws, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief (the “Remedies Exception”).
(b)Authorization.  If Key Operator is a natural person:
(i)Key Operator has the requisite capacity to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by this Agreement.
(ii)Assuming the due execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of Key Operator, enforceable against Key Operator in accordance with its terms, except as enforceability may be limited by the Remedies Exception.
(c)Ownership of Key Operator Units.  Key Operator owns, beneficially and of record, and has good and valid title to the Key Operator Units, free and clear of any lien, mortgage, security interest, pledge deposit, encumbrance, or other similar restriction (collectively “Liens”) (other than restrictions on transfer imposed under applicable securities laws and the Company Operating Agreement).  Other than the Key Operator Units, Key Operator does not own, or have any right to acquire, any equity interests of the Company.  Except for this Agreement, the Merger Agreement and the Company Operating Agreement, (i) there are no outstanding options, warrants, rights, calls, convertible securities, or other contracts, arrangements or other commitments (“Contracts”) obligating Key Operator to transfer or sell any equity interests of the Company, including the Key Operator Units, and (ii) there are no voting trusts, member agreements, proxies, or other Contracts or understandings in effect to which Key Operator is a party with respect to the voting or transfer of any of the Key Operator Units.
(d)Governmental Consents; No Conflicts.
(i)The execution, delivery, and performance by Key Operator of this Agreement, and the consummation by Key Operator of the transactions contemplated by this Agreement, do not and will not require any consent of or with any Governmental Authority or, if Key Operator is a natural person, of Key Operator’s spouse or domestic partner under any “community property” or other applicable Law.
(ii)The execution, delivery, and performance by Key Operator of this Agreement, and the consummation by Key Operator of the transactions contemplated by this Agreement, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the Key Operator Units, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (A) any Law applicable to or binding on Key Operator or any of Key Operator’s properties or assets, including the Key Operator Units, (B) any Contract or permit by which Key Operator or any of the Key Operator Units is bound, or (C) if Key Operator is not a natural person, any of the governing documents of Key Operator.
(e)Proceedings.  There are no actions, suits, claims or proceedings pending or, to Key Operator’s knowledge, threatened by or against Key Operator or any of its Affiliates with respect to this Agreement or the transactions contemplated by this Agreement that, if determined adversely to Key Operator, would prevent or delay the consummation by Key Operator of the transactions contemplated by this Agreement.
(f)Receipt of Merger Agreement; Reliance.  Key Operator has received and reviewed a copy of the Merger Agreement and has had an opportunity to obtain the advice of counsel prior to executing this Agreement.  Key Operator acknowledges and agrees to the treatment, payments, terms and conditions applicable to the Key Operator Units under the Merger Agreement and agrees to be bound by the terms of the Merger Agreement as a Key Operator (as defined therein).  Key Operator acknowledges that Buyer and Merger Sub are entering into the Merger Agreement in reliance upon Key Operator’s execution, delivery, and performance of this Agreement.
(g)Brokers.  No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of Key Operator.
Section 3.Additional Agreements Relating to the Merger Agreement and the Merger.
(a)Treatment of Equity.  Without limiting the generality of Section 2(f), Key Operator acknowledges and agrees to the treatment, payments, terms and conditions applicable to the Key Operator Units under the Merger Agreement, including, without limitation, the cancelation of any Key Operator Units held by Key Operator in exchange for the portion of the Merger Consideration applicable for such class or series of Company Units comprising the Key Operator Units as provided in Section 2.8 of the Merger Agreement. Key Operator acknowledges and agrees that the Merger Consideration payable and transferable to Key Operator pursuant to the Merger Agreement provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement and the Merger Agreement.
(b)No Claims. Without limiting the foregoing Section 3(a), Key Operator agrees that, following payment of the Merger Consideration in accordance with Article 2 of the Merger Agreement, Key Operator shall have no claim against the Company, the Surviving Company, Buyer or any other Person for any consideration in connection with any Company Units beneficially owned by Key Operator.
(c)Restrictions Regarding the Key Operator Units. From the date of this Agreement until the earlier of the Effective Time and the date on which the Merger Agreement is terminated in accordance with its terms, without the prior written consent of Buyer, Key Operator shall not, directly or indirectly, (i) offer to sell, sell, assign, transfer (including by operation of Law), or otherwise dispose of, or incur any Lien on, any of the Key Operator Units, (ii) deposit any of the Key Operator Units into a voting trust, enter into any voting agreement, member agreement, or other Contract or understanding with respect to any of the Key Operator Units, or grant any proxy or power of attorney with respect thereto, (iii) enter into any Contract, option, or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of Law), or other disposition of, transfer of any interest in, or the voting of any of the Key Operator Units, or (iv) agree to do, approve, or authorize any of the foregoing.
(d)Termination of Agreements and Waiver of Certain Rights.

(i)Key Operator hereby forever waives and agrees not to assert or perfect any appraisal rights or dissenters’ rights relating to the Merger or the Merger Agreement that Key Operator has or may obtain after the date hereof under applicable Law or any Governing Documents.
(ii)Key Operator hereby waives any pre-emptive or other purchase rights and all notice provisions under any equityholder agreement to which Key Operator is a party (including the Company Operating Agreement), and hereby consents to the Merger Agreement, the Merger and the transactions contemplated hereby and thereby.
(iii)Key Operator acknowledges and agrees to and hereby does terminate, effective as of the Release Effective Time (as defined below), (A) any agreement relating to the Company Units or other equity of the Company to which Key Operator is a party (including the Company Operating Agreement), (B) the applicable subscription agreements or purchase agreements pursuant to which Key Operator acquired or received its Key Operator Units, as applicable and (C) the agreements listed on Annex II, if any; provided, however, nothing in this Agreement shall be deemed a termination of any employment agreement between Key Operator or the Surviving Corporation or any agreement which is the subject of a Non-Released Claim (as defined below).
(e)Appointment of Representative.  Key Operator hereby irrevocably designates Unitholder Representative to serve as the unitholder representative and agent, proxy and attorney in fact for such Key Operator pursuant to the terms of Section 10.1 of the Merger Agreement, which terms are incorporated herein by this reference, and agrees to abide by and be bound by the terms of such Section 10.1.
(f)Publicity.  Key Operator shall, and shall cause its Affiliates to not make or issue any press release or other public disclosure or public announcement related to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement regarding the existence of this Agreement or the Merger Agreement unless required by applicable Law; provided, however, nothing in this Agreement shall prohibit Key Operator from posting on LinkedIn or other social media any press release or public announcement (together with any customary, non-disparaging commentary on the same) relating to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement publicly issued by the Buyer Parties or the Surviving Company in accordance with Section 6.8 of the Merger Agreement.
(g)Stock Certificates.  On or prior to the Closing Date, Key Operator shall deliver to Buyer any and all unit certificates representing the Key Operator Units held of record or beneficially owned by Key Operator. Such unit certificates shall be (i) duly endorsed, or (ii) accompanied by appropriate unit powers duly endorsed or a duly completed and executed Transmittal Letter.
Section 4.Additional Agreements of Key Operator.
(a)Release.
(i)Effective as of the Release Effective Time (as defined below), Key Operator, for itself and on behalf of its Affiliates, and each of its and their respective successors,

assigns, heirs, and executors (each, a “Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has, may have, or may assert now or in the future against the Company, Buyer, Merger Sub, any Affiliates thereof, any current or former officer, director, manager, employee, agent, or representative thereof, or any of their respective successors, assigns, heirs, and executors (collectively, the “Releasees”) arising out of, based upon, or resulting from any Contract, transaction, event, circumstance, action, failure to act, occurrence, or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the Release Effective Time in respect of matters relating to the Company (each, a “Released Claim” and, collectively, “Released Claims”), including any claim that Key Operator owns or has the right to acquire any equity or other voting securities or interests in the Company and any claim relating to the allocation of the Merger Consideration or any other amounts paid pursuant to the Merger Agreement; provided, however, that nothing in this Section 4(a) shall be deemed to release or waive any claims, rights or remedies of any Releasor with respect to any of the following (collectively, the “Non-Released Claims”):
(A)under this Agreement, the Merger Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including, without limitation, any claims relating to (1) the failure of the Buyer Parties to pay the Merger Consideration in accordance with Article 2 of the Merger Agreement, (2) relating to the Buyer Parties’ failure to comply with their other obligations under the Merger Agreement or under any Ancillary Agreement to which any Buyer Party is a party or (3) relating to any Releasor’s anticipated status as a securityholder of Buyer after consummation of the Merger;
(B)under the exculpatory or indemnification provisions set forth in the indemnification of managers, members or officers under the Governing Documents of the Company as of the date of the Merger Agreement and
(C)any claims, rights, or remedies that cannot be released, waived, or limited as a matter of applicable law.
(ii)Effective as of the Release Effective Time, Key Operator irrevocably covenants not to, directly or indirectly, assert any claim or demand, or commence or institute any proceeding of any kind against any of the Releasees based upon any matter described in Section 4(a)(i) (other than a Non-Released Claim).  Key Operator represents that he, she or it has not assigned or transferred any interest in any Released Claim.
(iii)This Section 4(a) shall be effective as of the Effective Time, provided that (A) the Merger is completed as contemplated in the Merger Agreement and (B) Buyer has made the payment to Key Operator required to be made by it pursuant to Article 2 of the Merger Agreement (the “Release Effective Time”).
(iv)For California residents only:

Key Operator expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge as contemplated by Section 4(a), Key Operator expressly acknowledges that Section 4(a) is intended to include in its effect all claims that Key Operator does not know or suspect to exist in their favor as of the Closing, and that this Section 4(a) contemplates the extinguishment of any such claim.

(v)For residents of Louisiana, Arizona, California, Texas, Washington, Idaho, Nevada, New Mexico, and Wisconsin:  Key Operator is not married, or, if Key Operator is married, Key Operator’s spouse has duly executed the spousal consent attached hereto as Annex III.
(b)Confidentiality.
(i)Following the Closing until the second anniversary of the Closing Date, Key Operator shall, and shall cause its Affiliates and their respective directors, officers and agents, advisers, accountants and consultants (“Agents”) to, keep confidential, not use and not disclose to any Person: (i) any non-public information of the Company, including trade secrets, development efforts, discoveries and inventions, whether patentable or not, corporate opportunities, operations, future plans, methods of doing business, business strategies, financial and sales data, pricing terms, customer and supply lists, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans and all other non-public information with respect to the business of the Company, and (ii) other non-public information of the Company obtained by Key Operator prior to the Closing, including the terms of this Agreement, the Merger Agreement and the other agreements contemplated by the Merger Agreement (collectively, “Confidential Information”); provided, however, that Key Operator and its Affiliates and Agents may disclose any Confidential Information (A) to which Buyer gives its prior written consent, or (B) to any Affiliates or Agents on a need-to-know basis; provided that such (1) Affiliates and Agents shall have been advised of the confidentiality obligations of this Agreement and directed to comply with them, (2) Key Operator shall take reasonable measures to restrain its Agents from disclosure or use of Confidential Information that is not permitted by this Section 4(b), and (3)  Key Operator shall be liable for any breach of this Section 4(b) by any such Affiliate or Agent to the extent such Affiliate or Agent is not bound by a confidentiality or non-disclosure agreement directly with the Buyer or the Company. The non-disclosure and non-use obligations under this Agreement shall continue after the second anniversary of the Closing Date and survive any termination or expiration of this Agreement in perpetuity as to Confidential Information which constitutes trade secrets under applicable Law.

(ii)Notwithstanding the foregoing, to the extent any Confidential Information is required to be disclosed by applicable Law, Key Operator shall (A) to the extent legally permitted, provide Buyer with prompt written notice of such requirement so that Buyer may seek an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 4(b), (B) reasonably cooperate with Buyer, at Buyer’s expense, to obtain such protective order or other remedy, (C) disclose only the portion of that information that Key Operator is legally required to be disclosed, on the advice of counsel, (D) to the extent legally permitted, before making any disclosure, provide Buyer with the text of the proposed disclosure and consider in good faith Buyer’s suggestions concerning the scope and content of the information to be disclosed and (E) use its reasonable best efforts, at Buyer’s expense, to preserve the confidentiality of all information so disclosed.  Notwithstanding anything to the contrary in this Section 4(b), neither Key Operator nor any of its Affiliates nor their respective Agents shall be restricted from using or disclosing the terms of the transactions contemplated by the Merger Agreement to Key Operator’s or its Affiliates’ respective legal, tax, accounting or other professional advisers, on a confidential basis.
(iii)The obligations of Key Operator above in this Section 4(b) shall not apply, and Key Operator shall have no further obligations, with respect to any Confidential Information to the extent such Confidential Information: (A) is generally known to the public at the time of disclosure other than through disclosure on the part of Key Operator or any of its Affiliates or Agents in breach of this Section 4(b) or any other confidentiality obligation to the Buyer Parties or the Company, (B) becomes known to Key Operator or any of its Affiliates through disclosure by other sources that are not bound by an obligation of confidentiality to the Buyer Parties or the Company, or (C) is independently developed by such party without reference to or reliance upon the Confidential Information.
(c)Lock-Up Provisions.
(i)Key Operator agrees that it shall not Transfer any Buyer Common Stock received by Key Operator in connection with the Merger (the “Buyer Shares”) until the date that is six (6) months after the Effective Date without the prior written consent of Buyer (the “Lock-Up Period”).
(ii)Notwithstanding the provisions set forth in Section 4(c)(i), Key Operator or its Permitted Transferee may Transfer the Buyer Shares during the Lock-Up Period (i) by gift to a member of Key Operator’s immediate family or to a trust, the beneficiary of which is Key Operator or a member of Key Operator’s immediate family or an affiliate of such Person, or to a charitable organization; (ii) by virtue of laws of descent and distribution upon death of Key Operator; (iii) pursuant to a qualified domestic relations order, divorce settlement, divorce decree or final binding separation agreement; or (iv) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iii) above; provided, however, in each case, that such Permitted Transferees must enter into a written agreement with Buyer agreeing to be bound by the terms of this Agreement.
(iii)If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Buyer shall refuse to recognize any such transferee of the Buyer Shares as one of its equity holders for any purpose. In order to enforce this Section 4(c), Buyer may impose stop-transfer instructions with respect to the Buyer Shares until the end of the Lock-Up Period. Key Operator agrees and consents to the entry of stop transfer instructions with Buyer’s transfer agent and registrar against the transfer of the Buyer Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Key Operator’s shares describing the foregoing restrictions.
(iv)For the avoidance of doubt, Key Operator shall retain all of its rights as a stockholder of Buyer with respect to the Buyer Shares during the Lock-Up Period, including the right to vote any Buyer Shares that Key Operator is entitled to vote.
(v)Definitions.
(A)“Permitted Transferee” means any Person to whom Key Operator is permitted to transfer the Buyer Shares prior to the expiration of the Lock-Up Period pursuant to Section 4(c)(ii).
(B)“Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, encumber, pledge, grant of any option to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).
(d)Stock Restriction Agreement. On or prior to the Closing, Key Operator shall enter into the Stock Restriction Agreement substantially in the form attached hereto as Annex IV.
Section 5.Termination.  This Agreement will automatically terminate if the Merger Agreement is terminated for any reason in accordance with its terms; provided, however, that (a) Section 3(f), Section 4(c), Section 6, and Section 7 will survive such termination and (b) no such termination shall relieve Key Operator from Liability for any fraud or knowing or willful breach of the representations, warranties or covenants of this Agreement by Key Operator prior to such termination.
Section 6.Remedies.  Key Operator acknowledges that (a) money damages would be an insufficient remedy for any actual or threatened breach of this Agreement, (b) any such breach would cause Buyer irreparable harm, and (c) in addition to any other remedies available at Law or in equity, Buyer will be entitled to equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by Key Operator.  Key Operator will not contest the appropriateness of an injunction or specific performance as a remedy for a breach of this Agreement.
Section 7.Miscellaneous.

(a)Amendments.  The Parties may amend or modify this Agreement only by a written agreement signed by both Parties.
(b)Notices.  Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by confirmed electronic mail transmission or facsimile (with acknowledgment of receipt), (iii) on the next Business Day if sent by an overnight delivery service, or (iv) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Buyer, to:

Angel Studios, Inc.

295 West Center St.

Provo, Utah 84601

Attn: Scott Klossner; Glen Nickle

Email:[***]; [***]

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
201 South Main Street, Suite 1100
Salt Lake City, Utah 84111
Attention: Mark Bonham; Sam Gardiner
Email: [***]; [***]

If to Key Operator, as set forth on the signature page hereto.

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

(c)Waivers.  No failure or delay by Buyer in enforcing any of its rights under this Agreement will be deemed to be a waiver of such rights.  No single or partial exercise of Buyer’s rights will be deemed to preclude any other or further exercise of Buyer’s rights under this Agreement.  No waiver of any of Buyer’s rights under this Agreement will be effective unless it is in writing and signed by Buyer.
(d)Assignment.  This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may, by operation of Law or otherwise, assign this Agreement or any of its obligations under this Agreement without the other Party’s written consent, except that Buyer may, without the consent of Key Operator, assign any of its rights under this Agreement to any Affiliate of Buyer to which Buyer assigns its rights under the Merger Agreement.
(e)No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement except that, following the Effective Time, the Surviving Company will be entitled to enforce the provisions of Section 4.
(f)Further Assurances.  Upon the request of Buyer, Key Operator shall execute and deliver such further documents and other instruments as may be reasonably requested by Buyer in order to evidence and effectuate the transactions contemplated by this Agreement.
(g)Severability.  If any provision of this Agreement is declared invalid, illegal, or unenforceable, (i) all other provisions of this Agreement will remain in full force and effect and (ii) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.
(h)Entire Agreement.  This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, arrangements, and understandings, written or oral, between the Parties relating to the subject matter of this Agreement.
(i)No Strict Construction; Interpretation.  The Parties have each participated in the negotiation and drafting of the terms of this Agreement.  The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement. The provisions of Section 10.9 of the Merger Agreement are incorporated by reference herein and made a part hereof.
(j)Governing Law; Jurisdiction; Service of Process.  All matters concerning this Agreement shall be governed by the laws of the State of Delaware, in each case, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of Delaware.
(k)WAIVER OF TRIAL BY JURY.  EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(k).
(l)Expenses. Except as specifically set forth in this Agreement or the Merger Agreement, each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of the Merger Agreement and the transactions contemplated thereby, including the negotiation, preparation or execution of this Agreement
(m)Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and electronically delivered by means of .pdf, .jpeg or similar attachment to e- mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com) shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

BUYER:	ANGEL STUDIOS, Inc. By: Name: Neal Harmon Title: Chief Executive Officer

[Signature Page to Support Agreement]

Solely for the purposes of Sections 3(b) and 3(d)(iii) of this Agreement:
COMPANY:	TOOTHY COW PRODUCTIONS, LLC By: Name: J. Chris Wall Title: CEO Manager

[Signature Page to Support Agreement]

KEY OPERATOR:	If an entity: [______________________________] By: Name: Title:

If an individual: By: Name:

Address for Notices:
________________________________ ________________________________ ________________________________ Attention: Email:

[Signature Page to Support Agreement]

Annex I

COMPANY UNITS

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

Annex II

TERMINATING AGREEMENTS

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

Annex III

CONSENT OF SPOUSE

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

Annex IV

STOCK RESTRICTION AGREEMENT

[Included as Exhibit 10.17 to the Registration Statement]